SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C.  20549


                          FORM 8-K
        Current Report Pursuant to Section 13 or 15(d) of
                 The Securities Act of 1934


        Date of Report (Date of earliest event reported):
                      January 28, 1999


                 Bausch & Lomb Incorporated
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    (Exact name of registrant as specified in its charter)

            New York       1-14105        16-0345235
            --------       -------        ----------
        (State or other   Commission    (IRS Employer
        jurisdiction of   File Number)  Identification No.)
        incorporation)


   One Bausch & Lomb Place, Rochester, New York 14604-2701
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     (Address of principal executive offices)   (Zip Code)


     Registrant's telephone number, including area code:
                       (716) 338-6409

                       Not Applicable
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    (Former name or former address, if changed since last
                          report.)

ITEM 5.  OTHER EVENTS

On January 28, 1999 the Company announced that it is amending its financial results for the first three quarters of 1998 in light of recently published guidance from the Securities and Exchange Commission concerning the valuation of acquired in-process research and development projects.

Generally accepted accounting principles governing business acquisitions require that a portion of the purchase price for Chiron Vision Corporation and Storz Instrument Company be allocated to in-process research and development projects underway at the acquired businesses, and immediately charged to expense. While the original charge for in-process R&D followed commonly-used valuation methods, recent public statements made by the Chief Accountant of the SEC provide public companies with new guidance on the valuation methodology to be used for such charges. Using this new guidance, the company has recalculated and reduced the charge it reported with its results for the first quarter of 1998 for the in-process R&D acquired with Chiron Vision and Storz.

The revised charge is $24.6 million after-tax, or $0.44 per share, as compared with the initially reported amount of $51.0 million after-tax, or $0.92 per share. On a pre-tax basis, the revised charge is $41.0 million, as compared with the original amount of $85.0 million. The recalculation results in slightly higher quarterly goodwill amortization expense for 1998, reducing net earnings in the fourth quarter by less than $0.3 million after taxes, or less than $0.01 per share, and by $0.9 million after taxes, or $0.02 per share, for the full year.

The Company will amend its form 10-Q filings for 1998 to reduce the first quarter in-process R&D charge and adjust the goodwill amortization. The Company expects to file these amendments prior to the filing of its 1998 Annual
Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  February 1, 1999

Bausch & Lomb Incorporated

By:/s/[Stephen C. McCluski]
---------------------------
Senior Vice President and
Chief Financial Officer